                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
--------------------------

     [ ] Preliminary proxy statement
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   [ ] Confidential for Use of the Commission
                       Only (as permitted by Rule 14a-6(e)(2))

                              IAT Multimedia, Inc.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)


      --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

                              IAT MULTIMEDIA, INC.
                           Geschaftshaus Wasserchloss
                                 Aarestrasse 17
                                     CH-5300
                                 Vogelsang-Turgi
                                   Switzerland

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of the Stockholders of IAT Multimedia, Inc. will be held on September 27, 1999, at 10:00a.m. local time at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068. The Annual Meeting is called for the following purposes:

     1. To elect a board of five directors;

     2. To approve and ratify the appointment of Rothstein, Kass & Company, P.C. as our independent auditors; and

     3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on August 23, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will not be closed.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                               By Order of the Board of Directors,

                               Jacob Agam
                               Chairman of the Board and Chief Executive Officer

Dated: August 30, 1999

                              IAT MULTIMEDIA, INC.
                           Geschaftshaus Wasserchloss
                                 Aarestrasse 17
                                     CH-5300
                                 Vogelsang-Turgi
                                   Switzerland

                                  -------------
                                 PROXY STATEMENT
                                  -------------

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IAT Multimedia, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, on September 27, 1999 at 10:00a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to our Chief Financial Officer, at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

     If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors" and the approval and ratification of the appointment of Rothstein, Kass & Company, P.C. as our independent auditors.

     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to our stockholders is August 30, 1999.

     Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby cancelling any proxy previously given.

                                VOTING SECURITIES

     Only holders of shares of our common stock, par value $.01 per share, of record as of the close of business on August 23, 1999, are entitled to notice of and to vote at the Annual Meeting. On the record date there were issued and outstanding 9,863,363 shares (excluding treasury shares) each entitled to one vote upon all matters to be acted upon at the Annual Meeting. One-third of the outstanding shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the 9,863,363 shares so represented and entitled to vote is necessary to elect the directors, and the affirmative vote of a majority of the 9,863,363 shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve the appointment of Rothstein, Kass & Company, P.C. as our independent auditors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     Our functional currency is the Swiss Franc. The functional currency of certain of our subsidiaries is the German Deutsche Mark. References to "U.S. Dollars" or "$" are to United States currency, and references to "Deutsche Mark" or "DM" and "Swiss Franc" or "SF" are to the German and Swiss currencies, respectively. We have presented our consolidated financial statements in accordance with generally accepted accounting principles in the United States in U.S. Dollars. Amounts originally measured in Deutsche Mark and Swiss Franc for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52. For the convenience of the reader, translations of certain Deutsche Mark or Swiss Franc amounts into U.S. Dollars have been included herein, but should not be construed as a representation that such Deutsche Mark or Swiss Franc amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding ownership of our common stock as of August 23, 1999 by (i) each of our directors, (ii) each of our executive officers named under "Executive Compensation," (iii) each person known by us to own beneficially more than five percent of our outstanding common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of these directors and officers is c/o IAT Multimedia, Inc., Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland. Beneficial ownership is defined in accordance with the rules of the SEC and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing number and percentage ownership of shares of our common stock beneficially owned by a person, shares of common stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. Such shares of our common stock, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.

     We have been advised that Vertical Financial Holdings Establishment owns equity interests in Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd. and that Vertical has agreements with third party investors in each such entity. These entities beneficially own an aggregate of 660,526 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants. These equity interests and agreements entitle Vertical to varying percentages of the profits resulting from the sale of the shares of each of these entities. Under agreements with each of these entities, the trustee of each such entity has voting and dispositive power over the shares held by that entity, although Vertical retains the right to appoint or terminate the appointment of the trustee.

                                                                    Percentage of
                                                 Number of Shares       Shares
Name and Address                                   Beneficially      Beneficially
of Beneficial Owner                                   Owned           Owned (%)
-------------------                                   -----           ---------
Jacob Agam (1)................................         ---                ---
Klaus Grissemann..............................       239,395 (2)          2.4%
Marc Goldfarb (3).............................         ---                ---
Alfred Simmet (4).............................       146,949              1.5
Viktor Vogt...................................       227,938 (5)          2.3
Volker Walther (6)............................       940,750 (7)          9.5
Franz Muller (8)..............................         ---                ---
Erich Weber...................................        10,000 (9)           *
Robert Weiss .................................        10,000 (9)           *
Behala Anstalt (10)...........................       592,804 (11)         6.0
Lupin Investments Services Ltd. (12)..........       592,804 (13)         6.0
Klaus-Dirk Sippel (14)........................     1,055,923 (15)        10.7
Richard Suter (16)............................       721,551 (17)         7.3
Vertical Financial Holdings (18)..............     1,580,304 (19)        16.0
All of our executive officers and directors
      as a group (7 persons)..................     1,428,083 (20)        14.5

---------------
 *  Less than 1%

(1) Jacob Agam, our Chairman and Chief Executive Officer, is the Chairman of the Board of Vertical Financial Holdings, a company organized under the laws of Liechtenstein, which beneficially owns 1,580,304 shares of common stock. Pursuant to an agreement between Orida Capital Ltd. and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares of common stock held by Vertical. Mr. Agam is the Chairman of Orida. Excludes an aggregate of 660,526 shares of our common stock and 890,151 shares of our common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investment Services Ltd. and Henilia Financial Ltd. Mr. Agam disclaims beneficial ownership of the shares held by Vertical, Behala, Lupin and Henilia.

(2)  Includes:

     o 15,151 shares of common stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote; and

     o 50,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(3) Marc Goldfarb, a director nominee, is the President and Managing Director of Orida Capital USA, Inc., an affiliate of Orida Capital Ltd. Pursuant to an agreement between Orida Capital Ltd. and Vertical, Orida Capital Ltd. has the right to receive a portion of the profits from the sale of the shares of common stock held by Vertical.

(4) Dr. Simmet resigned as an officer of IAT Multimedia effective December 31, 1998.

(5)  Includes:

     o 69,605 shares of common stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote; and

     o 58,333 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Excludes 16,667 shares of common stock issuable upon exercise of options that are not exercisable within 60 days.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(6)  Volker Walther's address is Pohlweg 44, D-33098, Paderborn.

(7)  Includes:

     o 831,985 shares of common stock held by Walther Glas GmbH of which Mr. Walther is the majority shareholder, of which 12,495 shares of common stock are held in escrow but in respect of which Walther Glas GmbH retains the power to vote;

     o 58,765 shares of common stock which are held in escrow but in respect of which Mr. Walther retains the power to vote; and

     o 50,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

     Mr. Walther has agreed to transfer 130,000 shares of common stock to Mr. Sippel pursuant to an agreement with Mr. Sippel.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(8)  Mr. Muller resigned as an officer of IAT Multimedia in April 1998.

(9) Represents 10,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

(10) The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
     Liechtenstein.

(11) Includes:

     o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days; and

     o 23,712 shares of common stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(12) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Road Town, Tortola, British Virgin Islands.

(13) Includes:

     o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days; and

     o 23,712 shares of common stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(14) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland.

(15) Includes:

     o 398,864 shares of common stock issuable upon exercise of warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days; and

     o 56,565 shares of common stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote.

     Excludes 76,941 shares sold in October 1996 by Mr. Sippel to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, an agreement between Messrs. Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares. Also excludes 130,000 shares of common stock which Mr. Walther has agreed to transfer to Mr. Sippel pursuant to an agreement with Mr. Sippel.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(16) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.

(17) Includes:

     o 198,864 shares of common stock issuable upon exercise of warrants beneficially owned by Richard Suter and exercisable within 60 days; and

     o 45,815 shares of common stock which are held in escrow but in respect of which Mr. Suter retains the power to vote.

        See "Certain Relationships and Related Transactions -- Escrow Shares."

(18) The address of Vertical Financial Holdings Establishment is
     Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(19) Includes:

     o 690,152 shares of common stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days; and

     o 71,212 shares of common stock which are held in escrow but in respect of which Vertical retains the power to vote.

     Excludes an aggregate of 660,526 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd. Vertical has the right to receive a percentage of the proceeds from the sale of shares by these entities. Also excludes 69,605 shares of common stock owned by Dr. Vogt in which Vertical does not have any voting or dispositive power. However, under an agreement between Vertical and Dr. Vogt, Vertical has the right to receive a portion of the proceeds of the sale of these shares by Dr. Vogt.

     See "Certain Relationships and Related Transactions -- Escrow Shares."

(20) Includes:

     o 156,016 shares of common stock which are held in escrow but in respect which the officers and directors retain the power to vote; and

     o 178,333 shares of common stock issuable upon exercise of options that are exercisable within 60 days.

     Excludes 16,667 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Also excludes shares of common stock beneficially owned by:

     o     Dr. Simmet and Mr. Muller who resigned as officers of IAT Multimedia;
           and

     o     Vertical, of which Mr. Agam is Chairman of the Board.


                              ELECTION OF DIRECTORS

     At the Annual Meeting, five directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Except for Marc Goldfarb, each of the nominees is currently a director of IAT Multimedia. Management recommends that the persons named below be elected as directors of IAT Multimedia and it is intended that the accompanying proxy will be voted for the election as directors of the five persons named below, unless the proxy contains contrary instructions. We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

     Viktor Vogt, a director since October 1996 and a consultant to IAT Multimedia, and Volker Walther, a director since December 1996, are not standing for re-election to the Board of Directors. Following the Annual Meeting, there will be one vacancy on the Board of Directors. The Board of Directors has commenced a search to fill such vacancy, and, pursuant to our Bylaws, may fill such vacancy at such time as the Board of Directors identifies a suitable candidate. The director elected by the Board of Directors to fill this vacancy will serve until the next Annual Meeting of Stockholders or until his successor is elected and shall qualify. Stockholders may not vote, or submit a proxy, for a greater number of nominees than the five nominees named below.

     The following sets forth certain information relating to the five nominees for election to the Board of Directors.

     JACOB AGAM (44) has served as our Co-Chairman of the Board since our organization in October 1996 and became our Chairman and our Chief Executive Officer in April 1998. Mr. Agam has served as the Chairman of the Board and Chief Executive Officer of Gruppo Spigadoro N.V., a Dutch holding company operating in the Italian food and animal feed markets, since September 1998. Mr. Agam is a founder and Chairman of Orida Capital Ltd. and Vertical Capital Ltd., each a merchant banking and venture capital firm since their inception in 1993, and the Chairman of Vertical Financial Holdings, a principal stockholder of IAT Multimedia, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than IAT Multimedia. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and an LLM degree in securities and corporate finance from the University of Pennsylvania in 1986.

     KLAUS GRISSEMANN (56) has served as our Chief Financial Officer since our organization in October 1996 and has served as a director since December 1996. Mr. Grissemann joined IAT AG, a subsidiary of IAT Multimedia, in 1989 as Chief Financial Officer and has served as a director of IAT AG since 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule business school in Zurich.

     MARC S. GOLDFARB (35) is a director nominee. Since August 1998, Mr. Goldfarb has been the President and Managing Director of Orida Capital USA, Inc., a consulting firm that is the U.S. representative of the Vertical Group, a global merchant banking firm, and an affiliate of Orida Capital Ltd. Prior to joining Orida Capital, Mr. Goldfarb was a corporate and securities attorney for over 10 years, most recently as a partner at Bachner, Tally & Polevoy LLP in New York, where he specialized in corporate finance, venture capital and mergers and acquisitions. Mr. Goldfarb also serves on the Board of Directors of Gruppo Spigadoro N.V., a Dutch holding company operating in the Italian food and animal feed markets. Mr. Goldfarb holds a B.S. degree in Management and Industrial Relations from Cornell University and a J.D. from the University of Pennsylvania Law School.

     DR. ERICH WEBER (57) has served as a director of IAT Multimedia since June 1998. Dr. Weber's expertise is in information automation. Dr. Weber has served in management of Revi Informatik, a data processing consulting company, since 1992 following ten years as a partner and manager of electronic data processing consulting of Revisuisse Price Waterhouse, Zurich. Prior thereto, he was a department manager of infomatics for Migros Genossenschaftsbund and Alusuisse. Dr. Weber earned his doctorate in Economic Science from the University of Zurich in 1970.

     ROBERT WEISS (52) has served as a director of IAT Multimedia since June 1998. In 1980 Mr. Weiss founded Robert Weiss Consulting, an independent electrical engineering consultancy, and has served as its President since 1980. Previously, he served nine years as a consultant to Alusuisse in its headquarters and department of research and development. Mr. Weiss received a degree in Chemistry from Technical College Winterthur in 1970.

     All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. All officers serve at the discretion of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF EACH OF THE NOMINEES NAMED ABOVE.

RIGHTS TO NOMINATE DIRECTORS

     So long as Vertical holds at least 10% of the 1,875,000 shares of common stock issued by us upon conversion of our Series A Preferred Stock in April 1997 or the 1,875,000 shares of common stock issuable upon exercise of the warrants issued to certain stockholders, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to our Board of Directors. So long as Vertical holds at least 5% of the 1,875,000 shares of common stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997 or the 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued to certain of our stockholders, Vertical has the right, but not the obligation to nominate one such person. Mr. Agam, our Chairman of the Board and Chief Executive Officer, and Mr. Goldfarb, a director nominee, were nominated by Vertical. The existence of such rights increases the control over us by Vertical. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement and Related Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

     The Audit Committee consists of Messrs. Walther, Weber and Weiss. The primary functions of the Audit Committee are to recommend engagement of our independent public accountants and to maintain communications among such independent accountants, the Board of Directors and our internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of our internal controls and related matters.

Compensation Committee

     The Compensation Committee consists of Messrs. Walther, Grissemann, Weber and Weiss. The principal functions of the Compensation Committee are to review the management organization and development, review significant employee benefit programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs and advise the Board of Directors accordingly. We do not have a nominating committee.

BOARD AND COMMITTEE MEETINGS

     During fiscal 1998, the Board of Directors met three times, the Audit Committee met one time and the Compensation Committee did not meet. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committee thereof on which such director served during fiscal 1998, except for Mr. Walther and Mr. Weiss.

DIRECTOR COMPENSATION

     Our directors currently do not receive any compensation as such, but directors who are not also our executive officers are reimbursed for expenses incurred in connection with their service on the Board of Directors. We may establish different compensation policies in the future. Under the terms of the Stock Purchase Agreement between us and Vertical, Vertical currently receives a monthly payment of $12,000 as compensation for the services of our Chairman of the Board nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1998, Vertical received $144,000 as consideration for Mr. Agam's services as our Chairman of the Board. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement and Related Transactions."

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate compensation paid or accrued by us to Viktor Vogt, our Chief Executive Officer until April 1998 and Jacob Agam, our Chief Executive Officer since April 1998, one of our other executive officers whose annual compensation exceeded $100,000 for fiscal 1998 who was serving as an executive officer at December 31, 1998 and two executive officers who were no longer serving in such capacity at December 31, 1998 for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996:

                                    SUMMARY COMPENSATION TABLE

                                  Annual Compensation(1)               Long-Term Compensation
                                  ----------------------               ----------------------
                                                       Other     Restricted  Securities
                                                       Annual      Stock     Underlying   All other
Name and Principal          Year   Salary   Bonus   Compensation  Awards(s)  Options(#)  Compensation
Position                             ($)     ($)        ($)                                  ($)
-----------------------------------------------------------------------------------------------------
Jacob Agam(2)
Chairman and Chief
Executive Officer.....      1998    25,000       --        --           --          --         --

Viktor Vogt(3)
Co-Chairman, Chief
Executive  Officer and
President.............      1998    70,655       --     4,377(4)        --      75,000         --
                                                        2,336(5)
                            1997   136,458   10,000    16,965(4)        --          --         --
                                                        9,387(5)
                            1996   120,833       --    15,178(4)        --          --         --
                                                        9,325(5)

Klaus Grissemann (6)
Chief Financial Officer     1998   144,845       --     8,731(5)        --      50,000         --
                                                       25,000(9)
                            1997   142,083       --     8,792(5)        --          --         --
                            1996   136,163       --     8,792(5)        --          --         --

Franz Muller(7)
Chief Technical Officer
of IAT AG.............      1998        --       --           --        --          --         --
                            1997    95,632       --     7,774(4)        --          --         --
                                                        8,633(5)
                            1996    87,299       --     7,729(4)        --          --         --
                                                        8,633(5)

Alfred Simmet(8)
Chief Operating Officer
of FSE................      1998    56,818       --           --        --      25,000         --
                            1997    22,066       --           --        --          --         --

--------------

(1) Compensation is paid in Swiss Francs or German Deutsche Marks and is converted into U.S. dollars at the exchange rate of $1.00 = 1.44 SF and $1.00 = 1.775DM for 1996 and 1997 and $1.00 = 1.45 SF for 1998.

(2) Mr. Agam served as Co-Chairman of the Board since our organization in 1996 and became the sole Chairman and Chief Executive Officer in April 1998. For 1998, represents amounts accrued from September 1, 1998 to December 31, 1998, all of which was paid in 1999. Under an employment agreement effective September 1,

     1998, Mr. Agam is entitled to an annual salary of $75,000 per year plus certain other benefits. Excludes $123,000 and $144,000 paid to Vertical as compensation for the services of Mr. Agam, as Chairman of the Board, during 1997 and 1998, respectively. See "-- Director Compensation" and "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(3) Dr. Vogt resigned as our Co-Chairman, President and Chief Executive Officer as of April 1, 1998 in connection with our restructuring in March 1998. Includes $36,000 paid to Dr. Vogt for services rendered in 1998 as a consultant to IAT Multimedia. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions -- Spinoffs."

(4) Pursuant to the pension system in existence in Switzerland, we contribute these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement.

(5)  Represents payments made by us for automobile leases.

(6) Mr. Grissemann is not directly employed by IAT Multimedia. His services are provided on a per diem basis by Grissemann Consulting S.A. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(7) Mr. Muller served as the Chief Technical Officer of IAT AG until March 1998 when he resigned from his position with IAT AG. Salary accrued from January 1, 1998 through March 31, 1998 was assumed by Algo Vision Schweiz in connection with our restructuring in March 1998. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions -- Spinoffs."

(8) Dr. Simmet became the Chief Operating Officer of FSE Computer-Handel GmbH & Co. on November 13, 1997 in connection with our acquisition of FSE. Dr. Simmet waived his rights to a portion of his salary during 1998. Dr. Simmet's compensation in 1997 represents amounts accrued from November 13, 1997 to December 31, 1997, all of which was paid in 1997. Dr. Simmet resigned as the Chief Operating Officer of FSE effective December 31, 1998. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions -- Simmet Purchase Agreement."

(9) Consists of a payment to Mr. Grissemann for services rendered in connection with the acquisition of Columbus Computer Handels-und Vertriebs. See "-- Employment Contracts and Termination of Employment and Change In-Control Arrangements."

                      OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to our named executive officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted to these individuals during such year.

                                            Individual Grants
                            ------------------------------------------------
                                           Percent of
                                             Total                           Potential Realizable
                             Number of      Options                            Value at Assumed
                             Securities    Granted to   Exercise                Annual Rates of
                             Underlying    Employees    or Base                   Stock Price
                              Options      in Fiscal    Price     Expiration   Appreciation For
Name                        Granted (#)       Year       ($/Sh)      Date        Option Term(1)
-------------------------------------------------------------------------------------------------
                                                                              5% ($)     10% ($)
                                                                              ------     -------
Jacob Agam                       --             --          --         --         --        --

Victor Vogt (2)              50,000(3)        28.6       $5.00     3/11/03    69,070     152,628
                             25,000(4)        14.3       $6.00     4/16/03    41,442      91,577

Klaus Grissemann             50,000(5)        28.6       $6.00     4/16/08   188,668     478,123

Franz Muller (6)                 --             --          --         --         --        --

Alfred Simmet (7)             25,000(5)       14.3       $6.00     4/16/03    94,334     239,061

(1) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by the SEC rules) and compounded for the term of the options, subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of our common stock. The actual value realized upon exercise of the options will depend on the fair market value of our common stock on the date of exercise.

(2) Dr. Vogt resigned as an executive officer of IAT Multimedia effective April 1, 1998. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(3) The options are exercisable in equal annual installments of one-third on a cumulative basis commencing from the date of grant.

(4)  The options are all exercisable in full commencing from the date of grant.

(5) The options are exercisable in equal annual installments of 50% on a cumulative basis commencing from the date of grant.

(6) Mr. Muller resigned as an executive officer of IAT Multimedia effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(7) Dr. Simmet resigned as an executive officer of IAT Multimedia effective December 31, 1998 and as a result these options have terminated. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of stock options during fiscal 1998 by our named executive officers and the number and value of unexercised options held by each of our named executive officers as of December 31, 1998:

                                                      Number of Securities
                          Shares                     Underlying Unexercised      Value of Unexercised
                         Acquired        Value             Options at          In-the-Money Options at
Name                 on Exercise (#)   Realized($)     Fiscal Year-End (#)       Fiscal Year-End ($)(1)
----                 ---------------   -----------     -------------------       ----------------------
                                                   Exercisable   Unexercisable Exercisable  Unexercisable
                                                   -----------   ------------- -----------  -------------
Jacob Agam                  --            --           --            --            --           --

Victor Vogt (2)             --            --          41,666        33,334         --           --

Klaus Grissemann            --            --          25,000        25,000         --           --

Franz Muller (3)            --            --           --            --            --           --

Alfred Simmet (4)           --            --          12,500        12,500         --           --

-----------------

(1) None of the options outstanding at December 31, 1998 were exercisable at below $4.25, the market price of our common stock December 31, 1998.

(2) Dr. Vogt resigned as an executive officer of IAT Multimedia effective April 1, 1998. Dr. Vogt is currently a director and consultant to IAT Multimedia, but has elected not to stand for re-election to the Board of Directors. As a result, his options have not yet terminated. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions - Algo Vision Transaction."

(3) Mr. Muller resigned as an executive officer of IAT Multimedia effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(4) Dr. Simmet resigned as an executive officer of IAT Multimedia effective December 31, 1998 and as a result these options have terminated. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

MR. AGAM

     We entered into an employment agreement effective as of September 1, 1998 with Mr. Agam under which Mr. Agam has agreed to serve as our Chief Executive Officer for a three year term expiring September 1, 2001. Under the employment agreement, Mr. Agam is entitled to an annual salary of $75,000 per year, plus a bonus to be approved by the Board of Directors. If the employment agreement is terminated by us without cause, Mr. Agam is entitled to receive his base salary for a period of one year following the date of termination.

DR. VOGT

     We entered into an employment agreement effective as of March 1, 1997 with Dr. Vogt (which, as noted below, terminated as of April1, 1998) and governed by Swiss law under which Dr. Vogt agreed to serve as our Co-Chairman, Chief Executive Officer and President originally for a three year term subject to extension. The employment agreement provided that Dr. Vogt was to receive approximately $140,000 in annual salary (based upon a fixed exchange rate of SF
1.35 = $1.00), a non-accountable expense allowance of approximately $8,333 (SF 12,000) and pension fund contributions, as well as a cash bonus in the amount of one half of one percent of our net sales in excess of $5.0 million provided that such cash bonus would not be less than $10,000, and other customary fringe benefits. In addition, Dr. Vogt was eligible to receive stock options for a number of shares of our common stock to be determined by the Board of Directors. The employment agreement with Dr. Vogt also contained a provision prohibiting Dr. Vogt from competing with us for a period of two years from the date of expiration of his employment. During the two year non-competition period, we would be required to compensate Dr. Vogt for the difference between his salary during the year prior to commencement of the non-competition period and any compensation he may receive from a third party during such period, if any, and to make payments of pension fund contributions on such compensation. In the event we subsequently waived our rights under the non-competition provision, no compensation would be due to Dr. Vogt upon termination. The employment agreement provided that during its three-year term each party may only terminate the employment agreement for gross misconduct of the other party without notice. However, Dr. Vogt could be relieved by us of his functions and duties at any time provided that all compensation continues to be paid until the expiration of the employment agreement.

     In connection with our reorganization in March 1998, Dr. Vogt resigned from his positions as our Co-Chairman, Chief Executive Officer and President and from management positions in our subsidiaries and the employment agreement described above terminated as of April 1, 1998. Dr. Vogt currently serves as a director, but as a result of his position as Chairman of the Board and Chief Executive Officer of Algo Vision plc, will not stand for re-election to the Board of Directors. In April 1998, we entered into a three-year consulting contract with Dr. Vogt under which Dr. Vogt agreed to provide us with his services with respect to (i) evaluation and analysis of technology issues, (ii) identification, evaluation and integration of acquisitions for us and (iii) such other matters as the Board of Directors may request and to which Dr. Vogt may agree. In connection with such consulting agreement, Dr. Vogt is entitled to receive $2,000 per month plus reimbursement of his reasonable expenses. No other compensation is due to Dr. Vogt under the terminated employment agreement. In March 1998, Dr. Vogt entered into a consulting agreement with FSE, one of our subsidiaries, to participate in the integration of FSE with us for which FSE will pay Dr. Vogt $2,000 per month, plus reimbursement of reasonable expenses, for such services. In March 1998, Dr. Vogt received options to purchase 50,000 shares of our common stock in connection with our reorganization in March 1998. See "Certain Relationships and Related Transactions -- Spinoffs" and "-- Algo Vision Transaction."

MR. GRISSEMANN

     Mr. Grissemann's services as our Chief Financial Officer are provided to us on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement, dated September 1, 1992, and amended on December 19, 1994, between IAT AG and Grissemann Consulting S.A. This agreement has an indefinite term and provides that Mr. Grissemann is responsible for the administration and accounting of IAT Multimedia and that the amount of his business time which he is to devote to our affairs is to be agreed among the parties but shall not be less than 30% of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a fee of approximately $538 (SF775) per day to be amended yearly in line with increases in salary of our other executive officers plus expenses of an automobile to be provided to Mr. Grissemann. In July 1998, we further amended the agreement to provide for a payment to Mr. Grissemann for services provided by him in connection with our acquisitions or financings. The amount to be paid to Mr. Grissemann for such services in any year will not exceed $50,000. In 1998, we paid $25,000 to Mr. Grissemann for services provided in connection with our acquisition of Columbus.

MR. MULLER

     Franz Muller and IAT AG entered into an employment agreement on March 1, 1991 under which Mr. Muller was appointed Director of Product Development (Hardware), Technical Support of IAT AG. The Agreement had an indefinite term and provided for a base annual salary of approximately $81,500 (SF110,110), subject to increases in our discretion, which have been made from time to time, and could be terminated by either party upon six months notice at the end of the calendar year. In addition, the agreement contained a confidentiality provision which extends beyond termination of the employment relationship. The agreement was amended effective as of July 1, 1993 to provide that Mr. Muller assign to IAT AG any and all rights to work and computer programs which he developed singly or in cooperation with others during the performance of his duties. In connection with our reorganization in March 1998, our rights and obligations under the agreement were transferred to Algo Vision Schweiz. See "Certain Relationships and Related Transactions -- Spinoffs."

DR. SIMMET

     On November 12, 1997, FSE entered into an employment agreement with Dr. Alfred Simmet pursuant to which Dr. Simmet served as the Chief Operating Officer of FSE. Dr. Simmet was entitled to a gross monthly salary of approximately $14,085 (DM 25,000), and reimbursement for travel, other business-related expenses and expenses of an automobile provided to Dr. Simmet. The employment agreement also provided that, in the event Dr. Simmet was temporarily prevented from performing his managerial duties through no fault of his own, FSE would pay his full salary for up to a period of six months. The employment agreement was for a term of two years and could be terminated by either party upon six months notice, effective at the end of the calendar year. Dr. Simmet resigned as the Chief Operating Officer of FSE effective December 31, 1998. Dr. Simmet is subject to a non-competition clause which prohibits Dr. Simmet from either directly or indirectly competing with us and FSE's current operations in those territories in which we and FSE are currently active until December 31, 2001.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of a class of our equity securities which are registered under the Exchange Act to file with the SEC initial reports of ownership and reports of changes of ownership of such registered securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and on representations that no other reports were required, no person required to file such a report failed to file on a timely basis during fiscal 1998, except that a report on Form 5 reporting the sale in May 1998 of shares of our common stock by Volker Walther, a director of IAT Multimedia, was filed by Mr. Walther in February 1999 and a report of Form 3 reporting the election of each of Erich Weber and Robert Weiss to our Board of Directors in June 1998 was filed by each of Dr. Weber and Mr. Weiss in September 1998.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1998, our Compensation Committee consisted of Messrs. Walther, Grissemann, Weber and Weiss, none of whom is a current or former employee or officer of IAT Multimedia or any of our subsidiaries, except Mr. Grissemann who, while not our employee, provides the services of a Chief Financial Officer and is indirectly compensated by us. See "-- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION(1)

     The goal of the our executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining executive officers. During fiscal 1998, the Board of Directors reviewed matters relating to executive compensation. The Board of Directors informal executive compensation philosophy (which applies generally to all of our executive officers) considers a number of factors, which may include:

o providing levels of compensation competitive with companies in comparable industries which are at a similar stage of development and in our geographic area;

o integrating the compensation of our executive officers with the achievement of performance goals;

o    rewarding above average corporate performance; and

o recognizing and providing incentive for individual initiative and achievement.

     During fiscal 1998, all of our executive officers, including Viktor Vogt, our Chief Executive Officer until April 1998, and Jacob Agam, our Chief Executive Officer since April 1998, received salaries based upon their employment agreements with us. Compensation structures for our executive officers generally include a salary, bonus, options and fringe benefits.

     The compensation received during fiscal 1998 by Viktor Vogt and Jacob Agam was governed by employment agreements entered into in March 1997 and September 1998, respectively, and substantially in accordance with the policies described above relating to all executive officers. The Board of Directors considered Viktor Vogt's and Jacob Agam's efforts and performance necessary to achieve specified objective criteria, as described above.

TAX DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by our stockholders. We should not incur compensation during fiscal 1998 to any named executive officer in excess of $1,000,000.

Jacob Agam
Klaus Grissemann
Viktor Vogt
Franz Muller
Alfred Simmet

-------------
(1) The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of IAT Multimedia, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after date of this proxy statement and irrespective of any general incorporation language in such filing.

                      STOCK PRICE PERFORMANCE PRESENTATION

        The following chart compares the cumulative total stockholder return on our shares of common stock with the cumulative total stockholder return of (i) the Nasdaq Market Index, (ii) a new peer group index and (iii) an old peer group index. During 1998, we changed our peer group index to reflect the reorganization of our business, under which we transferred substantially all of the assets and liabilities related to our visual communications technology business to an entity in which we own a minority interest and focused our business on the sale and distribution of personal computers, components, peripherals and software. The old peer group consists of Analog Devices, Inc., Imaging Technologies Corporation, Picturetel Corporation, Techdyne, Inc., VideoServer, Inc., Vtel Corporation and White Pines Software, Inc. The new peer group consists of Bitwise Designs, Inc., Paravant, Inc., Miltope Group, Inc., Tridex Corporation, Rimage Corporation, ATEC Group, Inc., Kentek Information Systems, Inc. and Datametrics Corp.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                           AMONG IAT MULTIMEDIA, INC.,
          NASDAQ MARKET INDEX, NEW PEER GROUP INDEX AND OLD PEER GROUP
                                    INDEX (1)

                                               FISCAL YEAR ENDING
                         --------------------------------------------------------------
COMPANY/INDEX/MARKET     3/26/97    3/31/97    6/30/97    9/30/97   12/31/97    3/31/98
IAT Multimedia, Inc.      100.00      97.14      68.57      74.29      71.79      51.43
Old Peer Group            100.00      92.79     101.40     126.34     103.57     120.97
New Peer Group            100.00      99.94      91.66     124.20     104.25     112.99
NASDAQ Market Index       100.00     100.00     118.30     137.93     129.24     151.47

                                               FISCAL YEAR ENDING
                         --------------------------------------------------------------
COMPANY/INDEX/MARKET     6/30/98    9/30/98   12/31/98
IAT Multimedia, Inc.      115.71      58.57      48.57
Old Peer Group             94.09      62.41     114.42
New Peer Group            114.41      79.96     102.18
NASDAQ Market Index       155.38     140.04     182.05

(1) Assumes $100 invested on March 26, 1997 and assumes dividends reinvested. The shares of our common stock began trading on the Nasdaq National Market on March 26, 1997. Measurement points are on March 26 and on the last trading day of each quarter during the fiscal years ended December 31, 1997 and 1998. The material in this chart is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     All amounts in U.S. dollars were converted based on the exchange rate in effect at the time of the respective transaction.

STOCKHOLDER LOANS AND GUARANTEES

     On November 6, 1996, Klaus-Dirk Sippel made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used by IAT AG to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Mr. Sippel. The loan by Mr. Sippel to IAT AG had an annual interest rate of 8% and principal and accrued interest was repaid in February 1998.

     On December 19, 1995, HIBEG, the then 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200). The loan accrued interest at 5% per annum payable semi-annually and the interest rate was to be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeded DM 87,500 (approximately $56,300). IAT Germany was required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal was repaid in full. This loan was assumed by Algo Vision Systems in our reorganization in March 1998. See "-- Spinoffs."

     Mr. Sippel and Richard Suter, each a principal stockholder of IAT Multimedia, jointly and severally guaranteed two bank loans from Swiss Bank Corporation to IAT AG each in the amount of SF 600,000 (approximately $444,400) prior to our organization in September 1996. Each of Messrs. Sippel, Suter and Cornelius Holthuizen, a stockholder of IAT Multimedia, jointly and severally guaranteed a bank loan from Swiss Bank Corporation to IAT AG in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for an aggregate of SF 1,900,000 (approximately $1.4 million). IAT AG's line of credit with the Swiss Bank Corporation was reduced to the aggregate principal amount of SF 1,300,000 (approximately $900,000), and we agreed with Swiss Bank Corporation to repay IAT AG's credit line in monthly installments of approximately $140,000, the first installment of which was made on October 31, 1997. In connection with the agreement between us and Swiss Bank Corporation pursuant to which we agreed to repay IAT AG's credit line installments, we were assigned the rights of Swiss Bank Corporation under the guarantees of Messrs. Sippel, Suter and Holthuizen. Under an agreement dated as of December 22, 1997 between us and Messrs. Sippel, Suter and Holthuizen, Messrs. Sippel, Suter and Holthuizen sold 50,000, 50,000 and 20,000 shares of our common stock, respectively, in March 1998 and we received approximately $494,000 from the proceeds of such sales which was used to repay the credit line with Swiss Bank Corporation. As a result, the guarantees of Messrs. Sippel, Suter and Holthuizen were released.

     IAT Germany obtained a line of credit from Volksbank Sottrum in January 1996 in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG and Dr. Vogt each guaranteed DM 350,000 (approximately $225,000) of this line of credit. Amounts outstanding under this line of credit were assumed by Algo Vision Systems in our reorganization in March 1998. See "-- Spinoffs."

STOCK PURCHASE AGREEMENT AND RELATED TRANSACTIONS

     Under a stock purchase agreement among us, IAT AG, IAT Germany and Vertical dated October 4, 1996, we sold an aggregate of 1,875,000 shares of Series A preferred stock and warrants to purchase 1,875,000 shares of our common stock to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Henilia Financial Ltd. and Avi Suriel for an aggregate purchase price of $1.5 million or $.80 per share of our Series A preferred stock (attributing no value to the warrants).

     Upon consummation of our initial public offering in April 1997 all outstanding shares of the Series A preferred stock were converted into shares of common stock.

     The Stock Purchase Agreement further provides that until October 24, 1999 we shall pay to Vertical monthly compensation of $12,000 for the services of our Chairman of the Board nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1998, Vertical received $144,000 as full compensation for the services of Mr. Agam, our Chairman of the Board. We also agreed that, for so long as Vertical shall hold the common stock issued upon conversion of its Series A preferred stock or upon exercise of the warrants held by Vertical, the composition of the Board of Directors of IAT AG and IAT Germany shall be identical to the composition of our Board of Directors and shall not be changed without Vertical's consent; provided that, consent shall not be withheld if required to comply with Swiss law.

        We further agreed in the Stock Purchase Agreement that we will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of us and Vertical that IAT AG shall remain our direct or indirect wholly-owned subsidiary and IAT Germany shall remain our direct or indirect subsidiary.

     Amendment No. 1 to the Stock Purchase Agreement, effective as of December19, 1997, provides that Vertical shall not enter into an agreement or make any investment in an entity engaged in the video conferencing business without first providing us the opportunity to enter into such agreement or make such investment instead of Vertical.

     In connection with the Stock Purchase Agreement, we also entered into an investor rights agreement with Vertical which provides that Vertical has the right to nominate as a member of the management slate for election to the Board of Directors one or two persons for so long as Vertical holds at least 5% or 10%, respectively, of the 1,875,000 shares of common stock issued by us upon conversion of our Series A preferred stock in April 1997 or the 1,875,000 shares of common stock issuable upon exercise of the warrants. As of April 29, 1999, Vertical held 850,152 of such shares of common stock and held warrants to purchase 690,152 shares of common stock. We agreed that one such person shall be elected Chairman of the Board of Directors. Vertical has nominated Jacob Agam and Marc Goldfarb as directors, and Vertical nominated and Mr. Agam was elected as our Chairman of the Board. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights for the shares of common stock held by Vertical and issuable upon exercise of warrants held by Vertical. Vertical exercised such demand for its common stock in February 1999 and we registered for resale shares of our common stock held by Vertical and certain other stockholders.

     We also entered into a marketing agreement with General Capital, an affiliate of Vertical. The Marketing Agreement provides that General Capital will assist us in connection with marketing our products worldwide, arranging debt or equity financing for our products to be purchased by our customers, and arranging financing for our operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of our marketing strategy. The Marketing Agreement has a five year term expiring on October 26, 2001. Under the Marketing Agreement, we paid $100,000 in October 1996 and the remaining $400,000 was paid with a portion of the proceeds of our initial public offering in April 1997.

ESCROW SHARES

     Prior to our initial public offering our then stockholders deposited an aggregate of 498,285 shares of common stock into escrow in connection with our initial public offering. The escrow shares are not assignable or transferable. All of the escrow shares shall be released if, for the fiscal year ending December31, 1999, our minimum revenues equal or exceed $12.0 million and our income before provision for taxes equal or exceeds $1.0 million. All of the escrow shares will also be released from escrow if one or more of the following remaining conditions is met:

     o the average of the closing bid prices of our common stock for any 30 consecutive trading days commencing March 26, 1999 exceeds $13.00 per share; or

     o we are acquired by or merged into another entity commencing March 26, 1999 in a transaction in which the value of the per share consideration received by our stockholders (after giving effect to the release of shares from escrow) on the date of such transaction exceeds $13.00 per share.

     The minimum revenues and minimum income amounts set forth above shall be:

     o derived solely from the business owned and operated by us at the time of our initial public offering and shall not give effect to any operations relating to businesses or assets acquired after April 1, 1997;

     o calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the escrow shares; and

     o    audited by our independent public accountants.

     Any money, securities, rights or property distributed in respect of the escrow shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of IAT Multimedia. On March31, 2000, any remaining escrow shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to our capital. We expect that the release of the escrow shares to our officers, directors, employees and consultants will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charges could substantially increase the loss or reduce or eliminate our net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by us will not affect our total stockholders' equity, it may have a negative effect on the market price of our common stock.

     The minimum revenues and minimum income amounts and closing bid price levels set forth above were determined by negotiation between us and the underwriters in our initial public offering and should not be construed to imply or predict any future earnings by us or any increase in the market price of our common stock.

SIMMET PURCHASE AGREEMENT

     In November 1997, we purchased 100% of the capital stock of the general partner of FSE and 80% of the limited liability company shares of FSE for an aggregate purchase price of approximately $3.7 million, of which approximately $2.8 million was paid in cash and approximately $900,000 was paid in shares of our common stock. Dr. Simmet retained a 20% ownership interest in FSE. Pursuant to the provisions of the transaction documents, Dr. Simmet had the right, under certain circumstances, to receive from us an aggregate amount of approximately $1,000,000, which amount represents the retained earnings of FSE prior to the acquisition of FSE by us. During 1998, Dr. Simmet received approximately $150,000 of such amount. Dr. Simmet resigned as an officer of FSE effective December 31, 1998 and, as a result, the remaining approximately $850,000 owed to Dr. Simmet by us was applied to reduce the amounts owed by Dr. Simmet to us under the guarantee discussed below. During 1998, Dr. Simmet elected not to receive a portion of his salary from FSE.

     In connection the FSE acquisition, Dr. Simmet guaranteed to refund a portion of the purchase price paid by us for FSE if the earnings before interest, income taxes, depreciation and amortization (EBITDA) of FSE for the fiscal year ended December 31, 1998 did not reach certain targets. The EBITDA of FSE for the fiscal year ended December 31, 1998 did not reach such targets and, as a result, Dr. Simmet owed us approximately $1.5 million. In February 1999, we entered into a purchase agreement with Dr. Simmet under which Dr. Simmet agreed to pay us the $1.5 million and we agreed to purchase Dr. Simmet's remaining 20% interest in FSE by December 31, 2000. The $1.5million owed to us by Dr. Simmet was reduced by $920,000, which represented the remainder of the retained earnings of FSE owed to Dr. Simmet by us, as discussed above, and pension contributions owed to Dr. Simmet. The remaining approximately $580,000 is owed by Dr. Simmet to us and will be credited towards the purchase price for the FSE shares which we agreed to purchase from Dr. Simmet. The purchase price for a portion of the FSE shares, which we have agreed to purchase as of either December 31, 1999 or December 31, 2000, will be based upon the operating results of FSE for the fiscal year ending December 31, 1999 and the purchase price for the remaining shares of FSE, which we have agreed to purchase as of December 31, 2000 will be based upon the operating results of FSE for the fiscal year ending December 31, 2000. If the purchase price for the FSE shares is less than $580,000 then Dr. Simmet will pay us the difference between $580,000 and the purchase price for the FSE shares. If the purchase price for the FSE shares is greater than $580,000 then we will pay Dr. Simmet the difference between the purchase price for the FSE shares and $580,000.

SPINOFFS

     German Restructuring. In March 1998, we transferred the business and substantially all of the assets and the liabilities (other than intercompany accounts) of one of our majority-owned German subsidiaries, IAT Germany, to a newly formed German company, Algo Vision Systems. IAT Germany had provided our research and development and was responsible for sales and marketing in Germany of our visual communications technology. The transfer was given economic effect at January 1, 1998. We acquired a 15% interest in Algo Vision Systems, which interest was exchanged in July 1999 for shares of capital stock of Algo Vision plc, an English company whose shares trade on the European Association of Securities Dealers Automated Quotation System (EASDAQ) and the parent company of Algo Vision Systems and Algo Vision Schweiz. See "--Algo Vision Transaction."

     In connection with the restructuring, HIBEG transferred all of its approximately 25% interest in IAT Germany to IAT AG for a purchase price of DM 175,700 (approximately $100,000), and IAT Germany became a wholly-owned subsidiary of IAT AG.

     In connection with this transaction, we contributed approximately $650,000 to Algo Vision Systems, which represented the excess of the book value of the assumed liabilities over the assets transferred. We also provided Algo Vision Systems with a working capital loan of approximately $300,000, of which $160,000 plus interest was repaid in 1998 and the remaining $140,000 plus interest was repaid in April 1999. Algo Vision Systems assumed substantially all of the liabilities of IAT Germany (other than intercompany amounts). IAT Germany represented and warranted that the liabilities assumed by Algo Vision Systems were not to be more than the assets transferred to Algo Vision Systems and IAT Germany agreed to pay Algo Vision Systems an amount equal to the nominal value of such additional shortfall. We have no further obligation to make future contributions to Algo Vision Systems.

     Algo Vision Systems also assumed all rights and obligations under a credit agreement dated December 19, 1995 between HIBEG, as creditor, and IAT Germany, as debtor, relating to a loan in the aggregate principal amount of DM 750,000 (approximately US $430,000).

     IAT Germany agreed not to compete for a period of five years with the present core business of Algo Vision Systems (systems, system kits and software system solutions for visual communications) within Germany.

     Swiss Restructuring. In March 1998, we also transferred the business and certain of the assets and liabilities of IAT AG, other than, among others, our intellectual property and the ownership interests in IAT Germany, to Algo Vision Schweiz, a newly formed Swiss corporation. The transfer was given economic effect at January 1, 1998. We acquired a 15% interest in Algo Vision Schweiz, which interest was exchanged for shares of capital stock of Algo Vision, plc in July 1999.

     Algo Vision Schweiz gave IAT AG a three year note, denominated in U.S. Dollars, with an aggregate principal amount equal to the book value of the transferred assets less the book value of the assumed liabilities as of January 1, 1998 plus the pro-rata portion of any prepaid expenses and any portion of the liabilities assumed by Algo Vision Schweiz which were paid by IAT AG prior to the closing date of the transaction. The note has an aggregate principal amount of approximately $325,000, which will be reduced by the amount of certain expenses of IAT AG to be paid by Algo Vision Schweiz. The note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The note is payable in March 2001. The note may be pre-paid at any time without penalty. In connection with the transaction with Algo Vision plc, Algo Vision Schweiz repaid the note. See "--Algo Vision Transaction."

     We loaned Algo Vision Schweiz $250,000 which is evidenced by a note from Algo Vision Schweiz. This note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The note is payable upon certain events, but no later than March 2001. In connection with the transaction with Algo Vision plc, Algo Vision Schweiz repaid the note. We have no further obligation to make future contributions to Algo Vision Schweiz. See "--Algo Vision Transaction."

     At the time of the spin-off transaction, an entity controlled by Dr. Viktor Vogt, one of our directors and an officer and a principal stockholder of Algo Vision plc, loaned Algo Vision Schweiz $250,000. The loan bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The loan is payable on the third anniversary of the closing date of the transaction. The loan may be pre-paid at any time without penalty; provided, however, that the loan may not be paid prior to the time that the loans by us to Algo Vision Schweiz are paid in full. The loan by Dr. Vogt to Algo Vision Schweiz is subordinated to the loans made by us to Algo Vision Schweiz.

     In connection with the restructuring, we maintained our ownership of all intellectual property developed for our visual communications products but granted Algo Vision Schweiz a non-exclusive five-year license to use our intellectual property for multimedia and compression/decompression applications. Algo Vision Schweiz has the right to grant sublicenses to Algo Vision Systems and other affiliates. In most cases, the royalty varies between 10% and 20% of the sales price of the software sold. Algo Vision Schweiz was granted a five-year option to purchase a 50% co-ownership of our intellectual property for $1 million. Upon the exercise of such option, the royalty paid by Algo Vision Schweiz to us would be cut in half and we would pay Algo Vision Schweiz half of the royalties received by us from third-parties. In addition, after exercise of the option, Algo Vision Schweiz can grant sub-licenses to third-parties or transfer the license or co-ownership interest. In July 1999, the option was transferred to and exercised by Algo Vision plc. See "--Algo Vision Transaction."

     In connection with our restructuring, Dr. Vogt resigned from his positions as our Co-Chairman of the Board, Chief Executive Officer and President and from management positions in our subsidiaries, but remained a director and consultant of IAT Multimedia.

ALGO VISION TRANSACTION

     In July 1999, Algo Vision plc exercised its option to purchase an ownership interest in our intellectual property and, as a result, we entered into a series of agreements related to (i) the sale of our visual communications intellectual property rights (other than the IAT name or mark) and (ii) the exchange of our 15% equity interest in each of Algo Vision Systems and Algo Vision Schweiz, for shares of capital stock of Algo Vision plc. Dr. Vogt, one of our current directors, owns approximately 26.2% of the outstanding shares Algo Vision plc. Dr. Vogt also serves as the Chairman of the Board and Chief Executive Officer of Algo Vision plc, and, as a result of these positions, Dr. Vogt will not stand for re-election to the Board of Directors.

     Under the terms of the agreements, Algo Vision plc purchased a 50% interest in our visual communications intellectual property rights for $1,000,000 in July 1999, and purchased the remaining 50% interest for an additional $2,500,000 in August 1999. Algo Vision plc has agreed to pay us royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology purchased by them until August 2001. In connection with the transaction, Algo Vision Schweiz repaid outstanding loans aggregating approximately $500,000 made by us to Algo Vision Schweiz as part of the spin-offs.

     In July 1999, we also exchanged our 15% interest in each of Algo Vision Systems and Algo Vision Schweiz for 500,000 shares of Algo Vision plc (valued at $5,000,000 at EASDAQ admission). These shares are subject to a lock-up agreement for a period of six months, subject to certain exceptions. In August 1999, as part of the transaction, we also purchased an additional 250,000 shares of Algo Vision plc for a purchase price of $2,500,000, of which 200,000 shares will be subject to a lock-up agreement for a period of three months, subject to certain exceptions.

LEASE

     We sublease a portion of approximately 4,600 square feet of office space in New York, New York from an affiliate of our Chairman of the Board and Chief Executive Officer. This lease terminates in January 2002 and has annual rental cost of $100,000, which amount includes administrative and office services.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our executive officers and have granted options to certain of our executive officers. See "Executive Compensation -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

      APPROVAL AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     Our management recommends a vote for the approval and ratification of the appointment of Rothstein, Kass & Company, P.C. as our independent auditors for the fiscal year ending December 31, 1999. Rothstein, Kass & Company, P.C. has been our auditors for the past fiscal year and has no direct or indirect financial interest in IAT Multimedia. A representative of Rothstein, Kass & Company, P.C. is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C., AS OUR INDEPENDENT AUDITORS, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS OUR INDEPENDENT AUDITORS.

                                     GENERAL

     Our management does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     We will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to the solicitation of proxies by use of the mails, officers and regular employees of IAT Multimedia may solicit by telephone proxies without additional compensation. We do not expect to pay any compensation for the solicitation of proxies.

     We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form10-K for the fiscal year ended December 31, 1998 (as filed with the SEC) including the financial statements thereto. All such requests should be directed to the Chief Financial Officer, IAT Multimedia, Inc., Geschaftshaus Wasserchloss, Aarestrasse 17, CH-5 3000 Vogelsang-Turgi, Switzerland.

                              STOCKHOLDER PROPOSALS

     The Annual Meeting of Stockholders for the fiscal year ending December 31, 1999 is expected to be held in June 2000. All proposals intended to be presented at our next Annual Meeting of Stockholders must be received in writing and in compliance with SEC requirements at our executive office no later than March 31, 2000, for inclusion in the Proxy Statement and form of proxy related to that meeting.


                               By Order of the Board of Directors,

                               Jacob Agam
                               Chairman of the Board and Chief Executive Officer

Dated:  August 30, 1999

PROXY CARD

                                      PROXY
                              IAT MULTIMEDIA, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 27, 1999

The undersigned hereby appoint(s) Jacob Agam and Klaus Grissemann, or either of them, each with full power of substitution, as proxies to vote all stock in IAT Multimedia, Inc. that the undersigned would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

Your shares will not be voted unless your signed Proxy Form is returned to IAT Multimedia, Inc. or you otherwise vote at the meeting.

[X] Please mark your votes as in this example.

The Board of Directors recommends a vote FOR the proposals relating to:
                                                           WITHHOLD
                                    FOR all nominees       AUTHORITY
                                    listed at right        to vote for all
                                    (except as marked to   nominees listed
                                    the contrary below)    at right

1. Election of directors            [ ]                    [ ]

Nominees: Jacob Agam, Marc S.
Goldfarb, Klaus Grissemann,
Erich Weber, Robert Weiss

(INSTRUCTIONS: to withhold vote
for any nominee, write his name
on the line provided.)

------------------------------
                                    FOR   AGAINST   ABSTAIN
2. To ratify the appointment of     [ ]     [ ]       [ ]
Rothstein, Kass & Company, P.C.
as independent auditors of the
Company for the fiscal year
ending December 31, 1999.

SIGNATURE(S)_______________________________ Dated:_______________, 1999
Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.